EXHIBIT 99

BlackStar Enterprise Group corrects an article dated April 17, 2023 by Cointelegraph with the following release.

BlackStar Enterprise Group, Inc. (“BlackStar”) (OTC Pink: BEGI) would like to correct an article by Ana Paula Pereira at Cointelegraph making various statements which were erroneous about BlackStar and our platform which was published on April 17, 2023. First, the headline, “Blockchain platform for trading securities OTC moves forward with SEC approval,” is inaccurate and could lead readers to believe that the Securities and Exchange Commission (“SEC”) has approved BlackStar’s trading platform – which it has NOT. The SEC has not, nor will it through the current S-1 registration statement, approve the platform. The article confuses the current resale registration statement for common shares underlying existing convertible notes on Form S-1 (which is not yet effective), for a registration of the platform to allow for approved trading. The Company reiterates that the SEC has not approved the platform for trading in this registration statement which is not yet effective. The articles goes on to state that “upon approval,” the SEC and FINRA will become Certificate Holders, however, the SEC and FINRA would only become Certificate Holders if they approve and agree to participate, and again, only if the platform is approved at a future date. BlackStar reiterates that we are not currently registering the platform, nor are we seeking approval of the SEC for anything other than a registration statement for common shares underlying convertible notes for select noteholders. BlackStar was contacted by the author to discuss the platform and our proposed business, but was not contacted by the author or the news outlet for review or input on the article as written and the Company has no connection, financial or otherwise, to the article’s author, the publication, or the media company.

Joseph E. Kurczodyna, BlackStar’s CEO, said “BlackStar filed an amendment to the registration statement on April 20, 2023, and the Company hopes that the registration will proceed to effectiveness without further comment by the SEC. Upon effectiveness, management intends to proceed with its business plan which includes locating an Alternative Trading System, Broker Dealer or Exchange to host and quote our platform.”

BlackStar's business plan is to develop the BlackStar Digital Trading Platform TM, a peer-to-peer digital trading platform of electronic fungible shares based on the blockchain. The platform is intended to be licensed to public companies whose stock is traded over-the-counter. Companies that license the platform would have a customizable interface that allows them to trade their securities and might eventually be used to facilitate public and private offerings. All transactions, customer data and corporate governance information would be recorded immutably on an Amazon Web Services-based blockchain. The Securities and Exchange Commission and the Financial Industry Regulatory Authority would have full access to all the information stored in the blockchain. BlackStar hopes that this increased transparency will mitigate many of the risks of investing in OTC Markets listed stocks and restore investor confidence in trading shares of OTC companies.

Mr. Kurczodyna states that we have designed the trading system to be compliant initially with the FINRA regulations and crypto initiatives of the SEC and the back-office operations of Broker Dealers. BlackStar intends to present to the SEC Trading and Market Regulation division a detailed demonstration of how the system works within the Broker Dealer ecosystem. BlackStar’s blockchain based technology trading system is designed with three components: Trading, Funding, and Corporate Governance. If allowed under SEC regulations, the funding of private and public companies on a blockchain platform may represent a fairer distribution of securities with a permanent record of solicitation. The Corporate Governance block will record all activity of the public company every three months, creating a permanent record from inception. The permanent record-keeping of a blockchain based system, we believe lowers the cost, time and risk to the securities attorney and auditor when preparing an offering document. Mr. Kurczodyna states that there are now too few Broker Dealers that can effectively underwrite public and private offerings for small and microcap companies. Our blockchain based system may give companies a tool to self-underwrite under the current rules if approved by the SEC and FINRA

The registration statement is still under review by the SEC and there may be further comments by the SEC requiring revisions. The registration statement has not been declared effective.

Other Info:

http://www.blackstarenterprisegroup.com/investor-relations/

More information can be found in the Company's recently filings at the SEC web site:  https://www.sec.gov/cgi-bin/browse-edgar?company=BlackStar+Enterprise&match=&filenum=&State=&Country=&SIC=&myowner=exclude&action=getcompany

BlackStar Enterprise Group, Inc. (OTC:BEGI)

WEBSITE: blackstarenterprisegroup.com

EMAIL: info@blackstarenterprisegroup.com

CONTACT: Joe Kurczodyna 847-804-6873

SEC Disclaimer

This press release contains forward-looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward-looking statements.” Actual results could differ materially from those projected in BlackStar’s (“the Company's”) business plan. The creation of subsidiaries and expansion of services into new sectors should not be construed as an indication in any way whatsoever of the future value of the Company's common stock or its present or future financial condition. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.